Exhibit 10.6
Quantum Corporation Executive Change of Control Agreement

THIS CHANGE OF CONTROL AGREEMENT (the “Agreement”) is effective as of ________________, by and between ___________________ (the “Employee”) and QUANTUM CORPORATION, a Delaware corporation (the “Corporation”). This Agreement supersedes any previously signed Change of Control Agreement between the parties.
RECITALS
A.The Board of Directors of the Corporation (the “Board”) has determined that it is in the best interests of the Corporation and its stockholders to assure that the Corporation will have the continued dedication and objectivity of the Employee, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Corporation.
B.The Board believes that it is important to provide the Employee with compensation arrangements and stock benefits upon a Change of Control that provide the Employee with enhanced financial security, are competitive with those of other corporations, and provide sufficient incentive to the Employee to remain with the Corporation following a Change of Control.
C.Certain capitalized terms used in this Agreement are defined in Section 4 below.
AGREEMENT
In consideration of the mutual covenants herein contained, and in consideration of the continuing employment of the Employee by the Corporation, the parties agree as follows:
1.Change of Control Severance Benefits. If the Employee’s employment terminates at any time during the Change of Control Period, then the following shall apply:
(a)Voluntary Resignation; Termination For Cause. If the Employee’s employment terminates during the Change in Control Period in a voluntary resignation, including termination due to death or Disability (and not an Involuntary Termination), or if the Employee is terminated for Cause, then the Employee shall not be entitled to receive severance or other benefits hereunder.
(b)Involuntary Termination. If the Employee’s employment with the Corporation terminates during the Change of Control Period due to an Involuntary Termination, and the Employee signs and does not revoke a standard release of claims with the Corporation in a form acceptable to the Corporation (the “Release”) within fifty (50) days following the later of the Change of Control or the Termination Date (or such shorter period as the Corporation may require), then the Employee shall be entitled to receive the following severance payments and benefits:
(i)A lump sum payment equal to 150% of the Employee’s Base Compensation as in effect immediately prior to the Involuntary Termination, but without taking into account any reduction of Base Compensation as described under Section 4(d)(iii);
(ii)A lump sum payment equal to 150% of the Employee’s Incentive Pay as in effect immediately prior to the Involuntary Termination, but without taking into account any reduction of Incentive Pay (as described in the definition of Involuntary Termination in Section 4); and
(iii)a lump sum payment equal to eighteen (18) months of premiums under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or corresponding provision of state law (“COBRA”) for health insurance coverage for the Employee and the Employee’s eligible dependents, at the same level and for the same eligible dependents covered as of the Employee’s Termination Date. If the Employee is eligible and chooses to continue health coverage through COBRA, the Employee is solely responsible for timely electing COBRA continuing coverage and for making all COBRA premium payments.
(c)Offset. In the event the Corporation becomes liable to the Employee for any severance payments or benefits required under any applicable statute, law or regulation, whether federal, state, local, foreign or otherwise, the severance pay (including any payments under Section 1(b)(iii)) the Employee would otherwise be entitled to receive under this Section 1 will be reduced by any liability the Corporation may have to the Employee with respect to such statutes, laws or regulations. In addition, in the event the Employee is entitled to severance payments or benefits pursuant to any agreement or arrangement with the Corporation (including agreements or arrangements with predecessor employers which have been assumed by the Corporation by operation of law or otherwise), the severance pay (including any payments under Section 1(b)(iii)) the Employee would otherwise be

Quantum Corporation Executive Change of Control Agreement

entitled to receive under this Section 1 will be reduced by any liability the Corporation may have to the Employee with respect to such agreement(s) or arrangement(s).
(d)Accrued Wages and Vacation; Expenses. If the Employee’s employment with the Corporation terminates, without regard to the reason for, or the timing of, the Employee’s termination of employment, then (i) the Corporation shall pay the Employee any unpaid wages due for periods prior to the Termination Date; (ii) the Corporation shall pay the Employee all of the Employee’s accrued and unused vacation through the Termination Date; and (iii) following submission of proper expense reports by the Employee, the Corporation shall reimburse the Employee for all expenses reasonably and necessarily incurred by the Employee in connection with the business of the Corporation prior to the Termination Date. These payments shall be made promptly upon termination and within the period of time mandated by law.
2.Treatment of Equity-Based Compensation Awards.
(a)Acceleration of Service-Based Vesting on an Involuntary Termination. If the Employee suffers an Involuntary Termination during the Change of Control Period, then the unvested portion of any Equity Award then held by the Employee and that is subject to vesting based only on the Employee’s service over a specified time period, including any award converted from a performance-based award to a time-based award pursuant to Section 2(c) of this Agreement, shall automatically become fully vested and exercisable (as applicable) as of the Termination Date; provided, however, that notwithstanding any contrary term of the applicable award agreement, if the Employee is entitled to accelerated vesting (or if the Employee’s performance-based Equity Awards become subject to the provisions of Section 2(c)) as a result of an Involuntary Termination within three (3) months prior to a Change of Control: (x) the portion of the Equity Award subject to such accelerated vesting shall not be forfeited or terminated upon the Termination Date pending the Change of Control, (y) the accelerated vesting shall be deemed to take place immediately prior to the effective date of the Change of Control (subject to the effectiveness of the Release), and (z) the period within which the Equity Award may be exercised following the Termination Date, if applicable, will expire no less than one (1) month following the effective date of the Change of Control (but no later than the expiration of the term of the Equity Award).
(b)Stock Price Performance-Based Equity Awards. For each Equity Award with vesting conditioned all or in part on the per share fair market value of the Corporation's common stock exceeding one or more target levels (including appreciation relative to one or more other publicly-traded securities), the performance measurement period will terminate on the date of the Change of Control, and the Employee will vest in that percentage of the Corporation shares covered by the equity award determined by applying the formula set forth in the award agreement as if the fair market value of the Corporation's common stock on the last day of the performance measurement period was the per share consideration paid pursuant to the transaction(s) constituting the Change of Control. The portion of the equity award for which the stock price performance condition is not deemed satisfied pursuant to this Section 2(b) will be forfeited. The effective date of the foregoing vesting credit and forfeiture will be the date of the Change of Control. This provision will apply to all such Equity Awards that are outstanding as of the Effective Date, and all such future Equity Awards unless specifically provided otherwise by the Board’s Compensation Committee (the “Committee”) in the applicable Equity Award agreement.
(c)Performance-Based Equity Awards not based on Stock Price. For each Equity Award comprising performance-based restricted stock units with vesting conditioned on performance other than stock price that is outstanding as of the Effective Date, and for all such future Equity Awards unless specifically provided otherwise by the Committee in the applicable award agreement, the performance criteria will be deemed satisfied at 100% of target for any unfinished performance period and the Equity Award will convert to time-based restricted stock units (“RSUs”) for such target number of shares, which continue to vest in accordance with any service-based vesting condition specified in the applicable award agreement, subject to the provisions of Section 2(a). The portion of the equity award for which the performance condition is not deemed satisfied pursuant to this Section 2(c) will be forfeited. The effective date of the foregoing vesting credit and forfeiture will be the date of the Change of Control.
3.Code Section 409A.
(a)Notwithstanding anything to the contrary in this Agreement, no Deferred Compensation Separation Benefits (as defined below) will be considered due or payable until the Employee has a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and any guidance promulgated thereunder (“Section 409A”). In addition, if the Employee is a “specified employee” within the meaning of Section 409A at the time of the Employee’s separation from service (other than due to death), then the severance benefits payable to the Employee under this Agreement, if any, and any other severance payments or separation benefits that may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) otherwise due to the Employee on or within the

Quantum Corporation Executive Change of Control Agreement

six (6) month period following the Employee’s separation from service will accrue during such six (6) month period and will become payable in a lump sum payment (without interest and less any applicable tax withholdings) on the date six (6) months and one (1) day following the date of the Employee’s separation from service. All subsequent payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if the Employee dies following his or her separation from service but prior to the six (6) month anniversary of his or her date of separation, then any payments delayed in accordance with this paragraph will be payable in a lump sum (less any applicable tax withholdings) to the Employee’s estate as soon as administratively practicable after the date of the Employee’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.
(b)This provision is intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Corporation and the Employee agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to the Employee under Section 409A.
4.Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:
(a)Base Compensation. “Base Compensation” shall mean the annual base salary the Corporation pays the Employee for his or her services.
(b)Cause. “Cause” shall mean: (i) any act of personal dishonesty taken by the Employee in connection with his or her responsibilities as an employee that is intended to result in substantial personal enrichment of the Employee; (ii) the conviction of a felony; (iii) a willful act by the Employee which constitutes gross misconduct injurious to the Corporation; and (iv) continued violations by the Employee of the Employee’s obligations to the Corporation under the Corporation’s established personnel policies and procedures which are demonstrably willful and deliberate on the Employee’s part after the Corporation has delivered a written demand for performance to the Employee that describes the basis for the Corporation’s belief that the Employee has not substantially performed his or her duties and afforded the Employee at least fifteen (15) days to cure.
(c)Change of Control. “Change of Control” shall mean the occurrence of any of the following events:
(i)Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Rule l3d-3 under said Act), directly or indirectly, of securities of the Corporation representing forty percent (40%) or more of the total voting power represented by the Corporation’s then outstanding voting securities; or
(ii)A change in the composition of the Board occurring within a twenty-four (24) month period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date hereof or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transactions described in subsections (i), or (iii) or in connection with an actual or threatened action by a shareholder, including but not limited to solicitation of proxies or consents by or on behalf of a shareholder or person; or
(iii)The consummation of a merger or consolidation of the Corporation with any other corporation, other than a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Corporation approve a plan of complete liquidation of the Corporation or the consummation of a sale or disposition by the Corporation of all or substantially all the Corporation’s assets.
(d)Change of Control Period. “Change of Control Period” shall mean the period (i) commencing three (3) months before a Change of Control, and (ii) ending twelve (12) months after a Change of Control.
(e)Disability. “Disability” shall mean that the Employee has been unable to perform his or her duties under this Agreement as the result of his or her incapacity due to physical or mental illness with or without reasonable accommodation, and such inability, at least twenty-six (26) weeks after its commencement, is determined to be total and permanent by a physician

Quantum Corporation Executive Change of Control Agreement

selected by the Corporation or its insurers and acceptable to the Employee or the Employee’s legal representative (such statement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least thirty (30) days’ written notice by the Corporation of its intention to terminate the Employee’s employment. In the event that the Employee resumes the performance of substantially all of his or her duties hereunder before the termination of his or her employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.
(f)Equity Award. “Equity Award” shall mean any equity-based compensation award held by the Employee, including stock options, stock appreciation rights, restricted stock, restricted stock units, performance-vested stock units, and any compensation into which such equity awards are converted upon the Change of Control.
(g)Incentive Pay. “Incentive Pay” shall mean any annual cash target bonus opportunity.
(h)Involuntary Termination. “Involuntary Termination” shall mean any purported termination of the Employee’s employment by the Corporation which (x) is not effected due to the Employee’s Disability or death and is not effected for Cause, or (y) any termination of the Employee’s employment by the Employee within ninety (90) days following the end of the Cure Period (as defined below) as a result of the occurrence of any of the following without his or her written consent: (i) the assignment to the Employee of any duties or the reduction of the Employee’s duties, either of which results in a significant diminution in the Employee’s title, position or responsibilities with the Corporation in effect immediately prior to such assignment, or the removal of the Employee from such position and responsibilities; (ii) a substantial reduction of the facilities and perquisites (including office space and location) available to the Employee immediately prior to such reduction; (iii) a reduction by the Corporation in the Base Compensation and/or Incentive Pay of the Employee as in effect immediately prior to such reduction, other than a uniform reduction applicable to all executives generally; (iv) a material reduction by the Corporation in the kind or level of employee benefits to which the Employee is entitled immediately prior to such reduction with the result that the Employee’s overall benefits package is significantly reduced, other than a uniform reduction applicable to all executives generally; (v) the relocation of the Employee to a facility or a location more than fifty (50) miles from the Employee’s then present location; (vi) the failure of the Corporation to obtain the assumption of this Amended Agreement by any successors contemplated in Section 8 below; or (vii) without limiting the generality or the effect of the foregoing, any material breach of this Amended Agreement. For purposes of clause (y) in the immediately preceding sentence, the Employee must provide written notice to the Corporation of the condition that could constitute an “Involuntary Termination” event no later than ninety (90) days following the initial existence of such condition and such condition must not have been remedied by the Corporation within thirty (30) days (the “Cure Period”) following such written notice.
5.Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable or provided to the Employee (a) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (b) but for this Section 5, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Employee's severance benefits hereunder shall be either:
(i)delivered in full, or
(ii)delivered as to such lesser extent which would result in no portion of such severance benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the Employee on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Unless the Corporation and the Employee otherwise agree in writing, any determination required under this Section 5 shall be made in writing in good faith by the accounting firm serving as the Corporation's independent public accountants immediately prior to the Change of Control (the “Accountants”).
In the event that a reduction in benefits as described in clause (ii) above is required under this Section 5 of this Agreement:
(x)The phrase “stock options” as used in this Agreement will mean stock options, stock appreciation rights and similar awards for which the exercise price is at least equal to the fair market value of the shares underlying the award on the date of grant (the “Options”); and
(y)The phrase “restricted stock awards” as used in Section 5 of this Agreement will mean restricted stock, restricted stock units, performance shares, performance units, and other similar awards, excluding Options.

Quantum Corporation Executive Change of Control Agreement

In the event of a reduction in benefits hereunder, the reduction will occur in the following order: the vesting acceleration of stock options, then cash severance benefits, then vesting acceleration of restricted stock awards. In the event that acceleration of vesting of stock options or restricted stock awards is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant (that is, the latest first) for the Employee’s stock options or restricted stock awards, as applicable. If two or more stock options or restricted stock awards are granted on the same day, the stock options or
For purposes of making the calculations required by this Section 5, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Corporation and the Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section.
In the event that the Corporation’s independent public accountants immediately prior to the Change of Control (as defined in this Agreement) are unable to make the determinations regarding parachute payments within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, and any final regulations and guidance thereunder (the “Code”), as described in Section 5 of this Agreement, then the Accountants (as defined in this Agreement) will mean a nationally recognized accounting or valuation firm selected by the Corporation. The Corporation shall bear all costs and be responsible for the payment of any reasonable fees to the Accountants in connection with any calculations contemplated by this Section 5.
6.At-Will Employment. The Corporation and the Employee acknowledge that the Employee’s employment is at will and may be terminated at any time and for any reason, with or without notice. On termination of the Employee’s employment, the Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, or as may otherwise be available in accordance with the Corporation’s established employee plans and policies at the time of termination.
7.Term of Agreement. This Agreement shall terminate upon the date that all obligations of the parties hereto under this Agreement have been satisfied.
8.Successors.
(a)Corporation’s Successors. Any successor to the Corporation (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Corporation’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Corporation would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Corporation” shall include any successor to the Corporation’s business and/or assets which executes and delivers the assumption agreement described in this subsection (a) or which becomes bound by the terms of this Agreement by operation of law.
(b)Employee’s Successors. The terms of this Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
(c)Employment By Subsidiaries. If the Employee is employed by a wholly owned subsidiary of Quantum Corporation, then: (i) “Corporation” as defined herein shall be deemed to include such subsidiary; and (ii) the effects intended to result from a Change of Control under this Agreement shall apply to such subsidiary, and the Employee shall be entitled to all the benefits and subject to all the obligations provided herein.
9.Notice.
(a)General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to him at the home address which he most recently communicated to the Corporation in writing. In the case of the Corporation, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.
(b)Notice of Termination. Any termination by the Corporation for Cause or by the Employee as a result of an Involuntary Termination shall be communicated by a notice of termination of the other party hereto given in accordance with this

Quantum Corporation Executive Change of Control Agreement

Section 9 of this Agreement. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date (which shall be not more than fifteen (15) days after the giving of such notice, or, in the case of an Involuntary Termination pursuant to clause (y) of Section 4(h), in accordance with the timing requirements set forth in Section 4(h)). The failure by the Employee to include in the notice any fact or circumstance which contributes to a showing of Involuntary Termination shall not waive any right of the Employee hereunder or preclude the Employee from asserting such fact or circumstance in enforcing his or her rights hereunder.
10.Release of Claims. In order to receive any of the benefits provided for pursuant to this Agreement upon the Employee’s Involuntary Termination, the Employee (or his or her legal representative in the event of death or disability as the case may be) shall be required to execute and not revoke a release of claims (in substantially the same form as attached hereto as Exhibit A) in favor of the Corporation within the period required by the release and in no event later than sixty (60) days following the Employee’s Involuntary Termination, inclusive of any revocation period set forth in the release, which release will include a provision prohibiting the solicitation of employees of the Corporation for a period of one year.
11.Timing of Benefits. Subject to Section 3 of this Agreement, benefits provided for pursuant to this Agreement shall be paid on the sixty-first (61st) day following Employee’s separation from service, but only if the Employee has signed and not revoked the release of claims required pursuant to Section 10 of this Agreement.
12.Miscellaneous Provisions.
(a)No Duty to Mitigate. The Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking new employment or in any other manner), nor shall any such payment be reduced by any earnings that the Employee may receive from any other source.
(b)Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Corporation (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
(c)Whole Agreement. No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof.
(d)Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.
(e)Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.
(f)Arbitration. Any claim or dispute, whether in contract, tort, statute or otherwise (including the interpretation and scope of this Arbitration Clause, and the arbitrability of the claim or dispute), between the Employee and the Corporation as well as their respective employees, agents, successors or assigns, which arises out of or relates to this Agreement shall be resolved by neutral, binding arbitration and not by a court action. Any claim or dispute is to be arbitrated by a single arbitrator from JAMS (www.jamsadr.com).
The arbitrator shall be an attorney or retired judge and shall be agreed upon by the parties within ten (10) business days of the demand for arbitration being filed with the arbitration organization. If the parties are unable to select an arbitrator, then the arbitration organization will provide a list of five (5) arbitrators and each party shall strike two names within five (5) business days and one of the remaining individuals will be appointed by the arbitration organization as the arbitrator within five (5) business days of receipt of the parties’ submissions.
Unless otherwise provided for by law, the Corporation will pay all costs and expenses of such arbitration, with the exception of any filing fees associated with any arbitration initiated by Employee, but only so much of the filing fees as Employee instead would have paid had Employee filed a complaint in a court of law.

Quantum Corporation Executive Change of Control Agreement

The arbitrator shall apply California substantive law to the proceeding, except to the extent Federal substantive law, including the Federal Arbitration Act, would apply to any claim.  The arbitration hearing shall be conducted in Santa Clara County, California. If the chosen arbitration organization’s rules conflict with this Arbitration Clause, then the provisions of this Arbitration Clause shall control.
Discovery during arbitration will be conducted pursuant to the California Discovery Act. All of the provisions of California Code of Civil Procedure section 1283.05 as well as any amendments or revisions thereto, are incorporated into this Agreement. The arbitrator shall follow the California Evidence Code as it relates to the trial of civil actions. The parties are free to waive or modify any evidentiary rule or procedure with the consent of the arbitrator.
The arbitrator’s written award with findings of fact law shall be issued in writing within thirty (30) days of the conclusion of the proceedings and shall be final and binding on all parties, except that a party may request a new arbitration under the rules of the arbitration organization by a three-arbitrator panel. The appealing party requesting new arbitration shall be responsible for the filing fee and other arbitration costs subject to a final determination by the arbitrators of a fair apportionment of costs. Any court having jurisdiction may enter judgment on the arbitrator’s award.
The Parties retain any and all injunctive relief rights. This Arbitration Clause shall survive any termination of this contract. If any part of this Arbitration Clause is deemed or found to be unenforceable for any reason, the remainder shall remain enforceable.
THE PARTIES UNDERSTAND AND AGREE THAT THEY ARE WAIVING THEIR RIGHTS TO TRIAL BEFORE A JURY AND TO SUBMIT ANY CLAIMS TO BINDING ARBITRATION.
(g)Advancement of Attorneys’ Fees. In the event that the Employee brings an action to enforce or effect the Employee’s rights under this Agreement, then, without regard to the reason or reasons resulting in the termination of the Employee’s employment with the Corporation and to the extent not prohibited by law, the Corporation will advance all reasonable attorneys’ fees and costs incurred by the Employee in connection with the action (the “Advance Payments”). The Advance Payments will be paid to the Employee by the Corporation in advance of the final disposition of the underlying action and within thirty (30) days following the Employee’s submission of proper documentation of the fees and costs incurred by the Employee, but in no event later than the last day of the Employee’s taxable year that immediately follows the Employee’s taxable year in which the fees and costs are incurred by the Employee. The Employee’s rights to the Advance Payments are, in each case, subject to the following additional requirements: (i) the right to this benefit is limited to fees and costs incurred during the Employee’s lifetime; (ii) the Employee must submit documentation of the fees to be advanced no later than thirty (30) days following the end of the Employee’s taxable year in which the fees were incurred; (iii) the amount of any Advance Payments provided during one taxable year will not affect the expenses eligible for payment by the Corporation as an Advance Payment in any other taxable year; and (iv) the right to any Advance Payment will not be subject to liquidation or exchange for another benefit or payment. These Advance Payments will be unsecured and interest free, and paid to the Employee without regard to his or her ability to repay the fees incurred by him or her. The arbitrator will determine whether or not the Employee is the prevailing party consistent with California Civil Code section 1717 and if the Corporation is the prevailing party whether or not any portion of the Advance Payments shall be repaid to the Corporation. If any repayment is ordered then it shall take place no later than thirty (30) days following the final adjudication of the action.
(h)No Assignment of Benefits. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this subsection (g) shall be void.
(i)Withholding and Taxes. The provisions under this Agreement are intended to comply with or be exempt from the requirements of Section 409A, so that none of the payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to so comply or be exempt. Any payments or benefits under this Agreement will be subject to all applicable tax withholdings. Each payment and benefit to be paid or provided under Agreement is intended to constitute a separate payment under Section 1.409A-2(b)(2) of the Treasury Regulations. The Corporation and the Employee agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to the Employee under Section 409A. In no event will the Corporation reimburse the Employee for any taxes that may be imposed on the Employee as a result of Section 409A.

Quantum Corporation Executive Change of Control Agreement

(j)Assignment by Corporation. The Corporation may assign its rights under this Agreement to an affiliate, and an affiliate may assign its rights under this Agreement to another affiliate of the Corporation or to the Corporation provided, however, that no assignment shall be made if the net worth of the assignee is less than the net worth of the Corporation at the time of assignment. In the case of any such assignment, the term “Corporation” when used in a section of this Agreement shall mean the Corporation that actually employs the Employee.
(k)Amendment of Award Agreements. The Corporation and the Employee agree that the provisions of this Agreement shall supersede any conflicting provisions of any equity-based compensation award agreement of the Employee, and the Corporation and the Employee agree to execute such further documents as may be necessary to amend any such agreement. With respect to equity-based compensation awards granted on or after the date hereof, the provisions of this Agreement will apply to such awards except to the extent otherwise explicitly provided in the applicable equity-based compensation award agreement.
(l)Headings. The headings of sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any provisions of this Agreement.
(m)Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Corporation by its duly authorized officer, as of the day and year first above written.

QUANTUM CORPORATION	EMPLOYEE

By ___________________________	__________________________________
Name:	Name:
Title:	Title: